Exhibit 10.74
STOCK OPTION AGREEMENT
Nonqualified Stock Option
Date of Grant: September 26, 2018

THIS STOCK OPTION AGREEMENT ("Agreement") is entered into by and between AMARILLO BIOSCIENCES, INC. ("ABI” or the “Company"), and the undersigned Optionee ("Optionee").

WHEREAS, ABI adopted, effective September 26. 2018, the Amarillo Biosciences, Inc., 2018 Officers, Directors, Employees and Consultants Nonqualified Stock Option Plan, pursuant to which certain officers, directors, employees and consultants of ABI will be granted Options (the “Options”) to purchase voting Common Stock of ABI (the “Common Stock”); and further

WHEREAS, ABI and Optionee desire to enter into this Agreement to evidence a grant under the Plan and to set forth their mutual understanding with regard to Optionee’s participation in the Plan, and the terms of the Options granted thereunder to Optionee;

THEREFORE, in consideration of the mutual covenants and agreements herein expressed, and for other good and adequate consideration the receipt and sufficiency of which are evidenced by the execution hereof, ABI and Optionee hereby agree as follows:

I.

DEFINITIONS

“Plan” shall mean that certain Amarillo Biosciences, Inc., 2018 Officers, Directors, Employees and Consultants Nonqualified Stock Option Plan adopted by the Board of Directors of ABI on September 26, 2018.

II.

THE AWARD

This Agreement shall evidence the grant and award to Optionee under the Plan of Options to purchase 376,000 shares of the voting Common Stock of ABI.  The grant was made to be and become effective as of September 26, 2018.  The Option Price is $.38 per share and was the closing price of the Common Stock on September 25, 2018.

The Options are exercisable during a period of five (5) years from the date of grant and vest 20% annually, commencing one (1) year from date of grant.  The Options are exercisable in whole or in part or from time to time during the aforesaid term, provided, however, that in no event shall any such Option be exercisable at any time after the termination of Optionee’s association with the Company, except as provided in Sections 2.05, 2.06, and 2.07 of the Plan.

III.

TERMS AND CONDITIONS

The Options and Limited Rights (if Limited Rights have been granted under Article II, above) are granted and received subject to all of the terms and conditions of the Plan, as well as any further terms and conditions set forth in the Resolution(s) granting the Options to Optionee.  A copy of the Plan and the adopting Resolution(s) are attached to this Agreement, are hereby incorporated by reference in their entirety, and are made a part hereof as if fully set forth herein.  In the event of any conflict between this Agreement, the Plan, and/or the granting Resolution(s), the terms of the Plan and the granting Resolution(s) shall control.

IV.

SHARES NOT REGISTERED

Upon exercise of any of the Options by Optionee, shares of the Company shall be issued to Optionee subject to any applicable restrictions under federal or state securities laws, and regulations promulgated thereunder, and Optionee agrees to accept such shares subject to such restric-tions, and bearing any required or appropriate legends.  Rule 144 promulgated under the U.S. Securities Act of 1933 is currently available for qualifying resales of restricted shares; however, there is no assurance that the Common Stock will continue to qualify for resale pursuant to Rule 144, and Optionee is responsible for determining the availability of Rule 144, before relying thereon.

V.

TAX CONSIDERATIONS

The Company does not and will not render tax advice to Optionee.  Optionee represents that he will consult his own tax advisor with respect to the tax aspects of both the exercise of an Option and the disposition of shares acquired pursuant to exercise of an Option.  The Options are not qualified stock options within the meaning of the Internal Revenue Code of 1986, and therefore the exercise of the Options may be expected to be a taxable event.

VI.

NO RIGHT TO CONTINUED EMPLOYMENT

Optionee's participation in the Plan does not confer upon Optionee the right to continue in the employment of ABI, nor does it affect any right which ABI may have to terminate the employment of Optionee.  Neither the Option grant nor this Agreement are intended to vary the terms of any contract of employment between ABI and Optionee.  If Optionee does not presently have an employment contract with the Company, this Agreement shall not be construed as a contract of employment.  In the event of termination of Optionee’s employment with the Company for any reason, Optionee shall retain only those Options which shall have vested prior to such termination, and shall be entitled to exercise the vested Options after such termination during the time period set forth in the Plan.

VII.

NO RIGHTS AS A SHAREHOLDER

Optionee shall have no rights as a shareholder with respect to Option shares unless and until certificates evidencing such shares shall have been issued to Optionee.

VIII.

TAX WITHHOLDING

Upon the exercise of any of the Options, ABI shall have the right to require Optionee to pay to ABI the amount of any taxes that are required by law to be withheld with respect to such exercise.

IX.

ASSIGNABILITY

Although limited transferability is allowed under Article VI of the Plan, Optionee acknowledges that he is responsible for consulting with competent tax and securities counsel before transferring Options, and that it may be necessary to make appropriate disclosures to his transferee, regarding lack of marketability.  In addition, transfers of Options for value may cause Optionee to recognize taxable income.

X.

ENTIRE AGREEMENT

This Stock Option Agreement is the only such agreement in force between ABI and Optionee, regarding Options granted under the Plan on the date of grant hereinbefore shown.

IN WITNESS WHEREOF, this Agreement is executed as of this _____ day of __________, 2018.

AMARILLO BIOSCIENCES, INC.

_________________________________
STEPHEN T. CHEN, PRESIDENT

OPTIONEE:

____________________________________

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